EXHIBIT 14.1

                       LIGAND PHARMACEUTICALS INCORPORATED
                               CODE OF CONDUCT AND
                                  ETHICS POLICY

Letter from Ligand's Chairman, President & CEO

High Standards of Ethics - Essential to our Success

Obeying the Law

Competition

Conflicts of Interest

Disclosure

Government Contracts

Payments to Government Personnel

Kickbacks and Gratuities

Maintaining Accurate & Complete Records

Political Contributions

Help Is Available For Maintaining Ligand's Standards

How We Answer Ethical Questions at Ligand











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TO OUR EMPLOYEES:

Good ethics are good business.

That is not only our profound belief, but it represents a pledge of conduct. Integrity in every aspect of the way we manage and conduct the business of Ligand is a key element in our corporate culture. We do not want anyone to compromise sound standards of ethical behavior even if this action is based upon a sincere belief that such action might actually help us improve our financial performance. We place a high value on honesty, fair dealing and ethical business practices.

In 2001, we adopted a set of core values which are central to how we carry out our roles and responsibilities in this company. This policy formalizes our commitment to a number of those values, especially the highest standards of integrity, respect and accountability. It commits us to conducting business according to high ethical standards and the laws of all the countries in which we operate around the world.

This policy is designed to help you understand what Ligand expects of you. It does not cover every ethical issue, but the basics are here to help your general understanding. In addition, to help resolve ethical questions not covered in the brochure, we have developed a procedure, which begins on page 13. We know it helps people make the right decisions.

If a potential course of action seems questionable, seek guidance. We encourage open communications regarding any possible violation of Ligand's ethical principles and business practices.

We clearly want you to be sensitive to situations that could result in illegal, unethical or improper actions. You also should be alert to activities that even LOOK improper.

Ligand's reputation is in the hands of all of us. Let us continue to demonstrate integrity and honesty, a hallmark of the way Ligand's people conduct company business.





David E. Robinson
Chairman, President and Chief Executive Officer



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                          HIGH STANDARDS OF ETHICS ARE
                            ESSENTIAL TO OUR SUCCESS

This policy covers a wide range of business practices and procedures that flow from the company's commitment to ethical business conduct. All Ligand employees must conduct themselves accordingly. To help us avoid even THE APPEARANCE of improper behavior, many of our standards go beyond legal requirements. Specifically addressed are:

     o    obeying the law,

     o    competition,

     o    conflicts of interest,

     o    disclosure

     o    government contracts,

     o    payments to government personnel,

     o    kickbacks and gratuities,

     o    maintaining accurate & complete records, and

     o    political contributions.

Each of us must become informed enough about these practices to know either the right way to act, or when we must consult with supervisors and management.

Ligand views seriously its commitment to ethical business conduct. The company will take disciplinary action against those who violate its ethics standards.

Government business requires strict adherence to our standards of ethics, which includes the need to comply with special government regulations. If you are working on government business, pay special attention to these requirements.

IF YOU ARE IN A SITUATION WHICH YOU BELIEVE MAY BE IN VIOLATION OF LIGAND POLICY, FOLLOW THE GUIDELINES TO ACTION ON PAGE 13 OF THIS POLICY.




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                                 OBEYING THE LAW

THE FOUNDATION ON WHICH LIGAND'S ETHICAL STANDARDS ARE BUILT IS OBEYING THE LAW.

We respect and obey the laws of the cities, states and countries where we operate. Although everyone is not expected to know the details of those laws, it is important for us to know enough to determine when we must get advice from supervisors or management. Obeying the law includes obeying the rules and regulations that are made by government agencies under the authority of law (e.g. FDA & SEC rules and regulations).

Fraud and theft are two important examples of illegal conduct that are not tolerated at Ligand. These include embezzlement or misappropriation of the property or funds of the company, its employees, suppliers or customers.

Another critical area of complying with the law in a business setting is record keeping and record retention. See below under "Maintaining Accurate and Complete Records"

                                   COMPETITION

WE RESPECT THE RIGHTS OF COMPETITORS, CUSTOMERS AND SUPPLIERS.

We are fair and honest. The only competitive advantages we seek are those gained through superior value creation, e.g. in our research, development, manufacturing and marketing. It is our intention to win business through excellent products and services, never through unethical or illegal business practices.

Good customer relationships are based on integrity and trust. It is against Ligand policy to engage in unethical or illegal activity to win or keep business. Don't lie or mislead people. All information we provide about our products and services, and the products and services of others should be correct. We do not engage in unfair competition or deceptive practices. We do not discuss or agree with competitors on prices or other terms that are offered to customers.

Basic honesty is the key to ethical behavior. Trustworthiness in the marketplace is essential to building solid and lasting relationships with either commercial or government customers.

SUPPLIERS

Many of us are involved with suppliers even though we are not in the Purchasing Department. For example, you may be involved in generating a list of approved suppliers. Or you may decide which suppliers meet or exceed our quality standards. You may send out artwork or printing, recommending preferred sources. Or you may select freight carriers, travel providers or software vendors. Whenever you are involved with our suppliers, it is important to be objective and fair.



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Always employ professional business practices in selecting sources, in negotiations, in awarding business and in the administration of purchasing activities. The best approach is to be friendly, but strictly business-oriented.

In deciding among competing suppliers, it's important to be impartial. The decision to place a supplier on a bidding list should be based on:

     o    product or service quality,

     o    technology,

     o    level of service,

     o    price,

     o    financial stability, and

     o    reliability.

Ultimately, the best interests of all concerned are served when Ligand and its suppliers derive mutual benefit from relationships. The way to ensure this is to conduct business fairly, impartially and honestly.

SUCCESSFUL COMPETITION REQUIRES HIGH QUALITY.

Quality is the cornerstone of our commitment to our customers and is essential to our ability to compete. Ligand is committed to total quality leadership, including producing high quality products and services. Make quality a high priority in your daily work. It is an important part of individual integrity.

Quality goes beyond ethical considerations and encompasses all of our efforts to serve our customers. It focuses on the continuous improvement of ALL our processes, so that faults are prevented before they occur. In the context of ethics, however, quality definitely requires that Ligand products and services be designed and manufactured to meet our obligations to customers. That includes making sure that all inspection and testing documents are complete, accurate, truthful and handled properly.

As a corporation, we are committed to providing our customers with quality products and service. Individual dedication to excellence permits us to honor that commitment.

                              CONFLICTS OF INTEREST

WE EXPECT LIGAND EMPLOYEES TO AVOID ANY ASSOCIATION WHICH MIGHT CONFLICT WITH THEIR LOYALTY TO THE COMPANY OR COMPROMISE THEIR JUDGMENT.



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There is a conflict of interest when a person's private interests and his or her business responsibilities are at odds. It may help to ask yourself these questions:

     o Are you sure that your job-related decisions are made on sound business principles?

     o Have you permitted your personal interests to influence your Ligand business decisions?

It's extremely important to avoid actions that could even APPEAR to be influenced by personal interests.

In most circumstances, it is a conflict of interest for a Ligand employee to work simultaneously for a competitor, supplier or customer. You may not market products or services in competition with Ligand. You are not allowed to work for a competitor, whether as an employee, consultant or board member, without prior written authorization from your supervisor or his/her supervisor. The best policy is to avoid any direct or indirect employment, or other business connection, with our competitors, suppliers or customers. This is an extremely sensitive area. Check carefully before acting.

Although it may not be a conflict of interest, for many employees it is often inappropriate to have a "moonlighting" job, either in a business you own, or one owned by another. If you are contemplating additional outside duties, discuss the situation thoroughly with your supervisor first.

In no event should company equipment be used for non-company business, although incidental personal use may be permitted at your facility.

Another area of potential conflict is "inside information." Employees who have access to material, confidential information as part of their job are NOT permitted to trade Ligand stock or other Ligand securities, nor may they share that information for stock trading purposes or otherwise. To use such material non-public information for financial benefit not only is unethical, it is also illegal. Refer to our policy on insider trading (CP-LAW-001) for more detailed information.

Actual conflict of interest need not be present for a problem to arise. Its mere appearance must be avoided. Conflict of interest can arise innocently because of circumstances alone, without deliberate action on the part of an individual. For example, if a plant manager's brother buys a janitorial service which does work for the plant, it may appear that the plant manager is favoring his brother's firm over its competitors. The best course of action here would be for the plant to switch to a different janitorial service to avoid even the APPEARANCE of a conflict of interest.

Conflicts of interest are sometimes not clear-cut and can arise in a number of different circumstances. Additional discussion of potential conflicts of interest can be found in the Ligand Employee Handbook, but neither the above discussion nor the Handbook covers all potential areas of conflict. Correct action may require consultation with higher levels of management. So, BEFORE you act, it is especially important to discuss areas of concern with your supervisor and/or his/her supervisor.



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LOYALTY TO LIGAND ALSO REQUIRES THAT EMPLOYEES HELP PRESERVE LIGAND'S ASSETS.

"Assets" includes physical items AND proprietary information. Proprietary information needs to be handled carefully. This includes:

     o    patents,

     o    trademarks,

     o    trade secrets, and

     o    copyrights.

Proprietary information also includes:

     o    business, marketing and service plans,

     o    research, development and manufacturing ideas,

     o    designs and chemical structures,

     o    internal databases,

     o    personnel records,

     o    salary information, and

     o    unpublished financial data and reports.

Any unauthorized use or disclosure of these types of information would violate Ligand standards and the Proprietary Information and Inventions Agreement that you signed when you joined the company. In addition, misappropriating or using the proprietary information of others without their permission is also a violation of our policy. These misuses of Ligand or third party proprietary information could also be illegal, and could bring civil and even criminal penalties.

All of us should make sure that Ligand property under our control is properly used only for the company's legitimate business purposes, employing adequate controls and safeguards. Sensitive information should be stored and protected, and only made available on a need-to-know basis, precluding unauthorized access, use or removal. This includes adequate controls over remote access to Ligand's systems and databases.

Preserving Ligand assets depends upon a strong sense of ethics by the individuals to whose care they are entrusted.


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IF YOU HAVE QUESTIONS ABOUT YOUR ETHICAL RESPONSIBILITIES IN THIS AREA, FOLLOW
THE GUIDELINES TO ACTION RECOMMENDED BELOW UNDER THE HEADING "HOW WE ANSWER ETHICAL QUESTIONS AT LIGAND." ALSO REFER TO THE PHARMACEUTICAL RESEARCH AND MANUFACTURERS OF AMERICA (PHRMA) CODE ON INTERACTIONS WITH HEALTHCARE PROFESSIONALS, WHICH IS LIGAND POLICY, FOR GUIDANCE ON CUSTOMER INTERACTIONS.

                                   DISCLOSURE

WE PROVIDE FULL, FAIR, ACCURATE, TIMELY AND CLEAR DISCLOSURE TO GOVERNMENT AGENCIES AND THE PUBLIC

Ligand adheres to the principles announced in BIO's Guidelines for Corporate Communications. Specifically, the company and its employees will:

     o Comply with local, state and federal securities laws and regulations regarding the disclosure of company information;

     o    Provide full and fair disclosure that is balanced and consistent;

     o Strive to provide clear, accurate and complete information in our public communications;

     o    Include "fair balance" in our communications about products;

     o Provide public updates on material events as soon as practical after the event occurs.

                              GOVERNMENT CONTRACTS

Ligand's business includes direct and indirect contractual relationships with national, state and local governments. We must take care to comply with the special laws, rules and regulations which govern contracts with government agencies.

These laws and regulations may require evidence that detailed rules have, in fact, been followed. They are very strict relating to the use and safeguarding of government property and classified data in our possession.

If your job involves business with the government, you must know the rules applicable to your job. If you are in doubt, don't make the mistake of interpreting rules by yourself. Discuss the matter with your supervisor or, if appropriate, the Legal Department.

On any government-related projects, be particularly alert to soliciting, accepting or possessing classified information for which you are not authorized. Simply put, don't do it. If you are authorized to have access to classified information, know and follow the rules for handling such information to the letter.


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In many areas of business practice, the U.S. government has determined special rules of behavior which may be different from acceptable commercial practices. Marketing, accounting, record keeping, purchasing and quality - among other areas - require special attention. Some examples requiring absolute adherence to specific rules are:

     o    accounting for costs,

     o    proposal and bidding procedures,

     o    pricing,

     o discussing potential employment with U.S. Government procurement officials,

     o    maintenance of time records, and

     o    compliance with contract obligations.


                        PAYMENTS TO GOVERNMENT PERSONNEL

We do not make illegal payments to government officials. In the case of U.S. federal government employees, our policy requires strict adherence to the government rules on business gratuities which may be accepted by government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Ligand policy; it also could be a criminal offense.

It is clear that you must take special care when working with U.S. government employees. And you should investigate whether there are regulations imposed upon other customers you serve - employees of state, local or national governments and representatives from the commercial sector. Awareness will help you avoid inappropriate and possibly illegal situations.

Obviously, relatives or close friends employed by government agencies may be entertained socially at your own expense. But care should be taken so that the entertainment is personal and is perceived as personal, and in no way can be viewed as related to Ligand business.

In other countries, however, practices may vary. You must be careful to know the local country laws governing payment to government personnel. Nominal gratuities for lower-level government personnel, to facilitate routine transactions, are permissible in certain countries where they are customary, lawful and do not give the impression that Ligand is acting in an unethical manner. However, the Foreign Corrupt Practices Act generally forbids giving anything of value to foreign government officials or foreign political candidates in order to obtain or retain business. It is therefore important to discuss these types of payments in advance with your supervisor to make sure the company's ethical standards are maintained and the law is followed.


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                            KICKBACKS AND GRATUITIES

WE DO NOT OFFER OR ACCEPT KICKBACKS OR BRIBES, OR GIFTS OF SUBSTANTIAL VALUE.

They are strictly forbidden. They subvert competition and corrupt those involved.

The purpose of business entertainment and gifts in a commercial or industrial setting is to create good will and sound working relationships.

Their purpose is not to gain special advantage with customers. You have crossed the line into unethical behavior when your actions unduly influence recipients, make them feel obligated to pay Ligand back or violate their own standards of conduct. It is your duty to exercise good judgment and to ACT WITH MODERATION in offering or accepting entertainment or gratuities.

Practices in offering and accepting business gratuities vary among the markets we serve. With most commercial and industrial customers, reasonable entertainment and gratuities are customary. In this regard, Ligand has adopted as its policy the PhRMA Code. It is important, however, to also observe a customer's regulations regarding gratuities. Never offer to anyone something that you know he or she is prohibited from receiving.

Practices in offering and accepting business gratuities also may vary among the countries in which we operate. At times, the offering of nominal payments to facilitate routine transactions may be permissible. Since this is a difficult area, and highly sensitive to our reputation, it is imperative that managers consult with their chain of command in advance to insure that such payments are customary, nominal and do not give the impression that Ligand is unethical. In general, such entertainment, gratuities including gifts or promotional items should have a value of $100 or less. See the PhRMA Code for additional guidance on items given to healthcare professionals.

Gifts to Ligand personnel from our suppliers and vendors are not encouraged. Generally, modest gifts whose value is less than $100 may be acceptable but should, where practical, be made available for company use. For example, if you receive a gift basket from a vendor, you should make it available to others in your area. Gifts in excess of $100 in most cases must be turned over to Ligand for its use or returned; this includes, e.g., travel vouchers or other travel gifts whose aggregate value is more than $100.

Likewise, entertainment for or by customers or vendors should be carefully considered. Entertainment is an acceptable part of business so long as it is modest, incidental to legitimate business interactions and does not create the appearance of an inducement to transact business. See the PhRMA Code for specific guidance with respect to customers.

Consultation is critical. Please discuss your plans and actions with your supervisor any time you have a question about what is appropriate. When in doubt, don't do it until you know it's okay. Our marketing activities must not entice representatives of customers to place their own personal interests above those of the organizations they represent. In commercial business areas, for


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example, it would violate company policy to give an expensive gift to a contact at a customer company even if the budget can handle it.

                    MAINTAINING ACCURATE AND CORRECT RECORDS

ACCURATE RECORD-KEEPING IS ESSENTIAL TO OUR BUSINESS AND OUR ETHICAL STANDARDS.

While only a few of us maintain accounting records, many Ligand employees help keep the company's records. For certain Ligand businesses, the data from a time card may become the basis for charges to customers. Specific rules apply. Be accurate! Only the true and actual number of hours worked must be reported. Never shift costs to other customers or inappropriate work order numbers - this is strictly prohibited.

Many employees regularly use business expense accounts, commonly called "Travel and Entertainment" expenses. These expenses must be documented and recorded accurately. If you are not sure whether a potential expense is a legitimate business expense, the correct approach is to ask your supervisor or the controller. Rules and guidelines are available from the Finance Department

Employees in the Accounting Department, or others who keep the company's official records, have an added professional responsibility.

They must maintain Ligand books, records, accounts and financial statements in a manner which is both accurate and auditable. It is against Ligand policy to make entries that intentionally conceal or disguise the true nature of any transaction. No funds or accounts should be kept for purposes not fully and accurately disclosed. Unrecorded or "off the books" funds or assets should not be kept for any purpose.

Each of us must be certain that the records we keep are accurate and maintained according to all applicable laws and regulations. If you have reason to believe that some aspect of Ligand record-keeping is not being conducted properly, talk to your supervisor or follow the guidelines to action starting on page 13 of this policy.

We only destroy or discard documents in accordance with the law and company policy. Among other things, this means that relevant documents may not be altered, destroyed or discarded when we have reason to believe they will be requested by a court, administrative agency or other government authority or when we are aware that they are relevant to a government investigation.

                             POLITICAL CONTRIBUTIONS

Our policy discourages company contributions to political candidates even where such contributions are lawful. Any Ligand contributions in connection with elections are made to political action committees in accordance with the law and only when approved by senior


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management. We encourage individual employees to be involved in the political process, however, and to make personal contributions as they see fit.

Good citizenship is fostered by taking part in activities on a local, regional state or national level and expressing personal views on government, legislation and other matters of public interest. When we speak out on public issues, we must take care not to give the appearance of acting on Ligand's behalf unless authorized to do so. For example, if you decide to write to your government representatives, you should do so on your own stationery. You may not write letters regarding political issues or campaigns on company letterhead. Any Company statements on political issues will be issued by Government Affairs or the Chief Executive Officer.

In addition, Ligand employees may not allow personal political efforts to infringe on their normal workday commitments to Ligand. Ligand's facilities and equipment may not be used for personal political purposes.

United States Federal law prohibits corporations from making contributions to candidates running for Federal office. Although some state and local governments allow corporations to make political contributions within the state we only make such contributions after careful compliance review and approval by senior management. The following activities present special issues and are prohibited except when reviewed and authorized in advance by senior management through the Government Affairs Department or the Chief Executive Officer.

     o the purchase of a subscription to or advertising in any type of political publication;

     o the use of company cars or other Ligand property by political organizations, candidates or their staffs in connection with a political campaign;

     o the use of corporate funds to purchase seats or tables at political dinners and political fund-raising events; and

     o    the use of Ligand's name in political or campaign literature.



              HELP IS AVAILABLE FOR MAINTAINING LIGAND'S STANDARDS

As Ligand employees, we have a tremendous responsibility to sustain Ligand's reputation as an ethical company. Continued honesty and integrity are vitally important. Let us do our best each day to maintain our standards. In doing so, we will contribute immensely to Ligand's success.

Ligand policies and practices are based heavily on trust and respect for the individual. And we understand that ethical business conduct depends upon the cooperation and full support of all.

If you have questions about ethics, follow the guidelines to action recommended below. If you are unsure of what to do in any situation, seek guidance BEFORE YOU ACT.

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                    HOW WE ANSWER ETHICS QUESTIONS AT LIGAND

With some ethics issues it is easy to know right from wrong. If the question involves a matter of law, our course is clear and unambiguous we follow the law. But often the questions are not so clear-cut. They present us with difficult choices. It is impossible to prepare in advance for all possible problems. So, the best course of action is to understand the WAY to solve such problems.

These are the steps to keep in mind:

1.   GET ALL THE FACTS.

It is difficult enough to find answers WITH the facts; it is impossible to reach intelligent solutions without them.

2.   ASK YOURSELF: WHAT SPECIFICALLY AM I BEING ASKED TO DO?

It should enable you to bring into sharp focus the specific questions you are faced with, and what alternatives you may have.

3.   CLARIFY YOUR RESPONSIBILITY.

Most situations we face involve shared responsibility. Are all the other parties informed? By getting others involved, and airing the problem, a good course of action usually begins to come to light.

4.   IS IT FAIR?

When the problem is not a clear-cut matter of law or company policy, this simple question is often a useful guide. And if a course of action seems unfair, examine why it seems unfair and who specifically, may be wronged. Is it our customer? Ligand interests? Other employees? In many cases, the best course for ethical purposes is also the one that seems fairest to all concerned.

5.   DISCUSS THE PROBLEM WITH YOUR SUPERVISOR.

This is basic guidance for most situations, and should be considered during any of the above steps. In most cases, your supervisor will have a broader perspective than you do, and will appreciate being brought into the decision-making process before it's too late. Supervisors have a prime responsibility to help you solve problems. In the rare case where it may not be appropriate to discuss an ethics issue with your supervisor, you may discuss it with his or her supervisor or the Head of Human Resources.


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6.   SUPERVISORS SHOULD, AS APPROPRIATE, REFER QUESTIONS TO OR SEEK GUIDANCE
     FROM THEIR SUPERVISOR OR THE DEPARTMENT HEAD.

7.   VIOLATIONS MUST BE REPORTED IMMEDIATELY

Accountability is one of the cornerstones of ethical organizations. Suspected violations of this Code are to be reported immediately to your supervisor or his/her supervisor. Retaliation for making a report or raising questions, as long as they are done in good faith, is prohibited. Conversely, knowingly making a false report is a violation of this policy.

Violations of this policy (including intentional failure to report violations or to take reasonable, good faith action after receiving a report of a violation) may result in disciplinary action, up to and including immediate termination. Further, any apparent violations of law may be reported to law enforcement by the company.

NOTE ALSO THAT THE COMPANY HAS A SEPARATE POLICY FOR REPORTING CERTAIN ACCOUNTING AND AUDITING MATTERS (CP-FIN-___). SUCH MATTERS MAY ALSO BE REPORTED USING THE PROCEDURE DESCRIBED IN THAT POLICY.

If your situation requires that your identity be kept secret, your anonymity will be protected. If you are unsure of what to do in any situation, seek guidance BEFORE YOU ACT

                           ADMINISTRATION & AMENDMENT

This policy is in no way intended to modify the at-will nature of your employment with the Company. Except as provided below, the Management Committee in its sole discretion shall interpret and administer this policy. This policy may not be amended or supplemented except in writing and with the express approval of the Board of Directors or, if the change(s) are immaterial or do not affect corporate officers, the Management Committee.

Amendments or waivers to this policy which affect corporate officers must be approved by the Board and reported on form 8-K as required by SEC regulations.

Employees may not rely on any oral statements that are inconsistent with this written policy, nor which purport to change or add to it.



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